Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No. 333-150452) on Form S-8 of Lightning Gaming, Inc. and Subsidiaries of our report dated March 31, 2010 relating to our audit of the consolidated financial statements, which appear in this Annual Report on Form 10-K of Lightning Gaming, Inc. for the year ended December 31, 2009.

/s/ McGladrey & Pullen, LLP

Blue Bell, Pennsylvania
March 31, 2010